Investor Relations & Consulting Agreement

This Consulting Services Agreement (the “Agreement”) is entered this 28th day of June, 2010 by and between:

La Jolla IPO, Inc
7486 La Jolla Blvd. #360
La Jolla, CA 92037

(“Consultant”), and

Megola, Inc.
704 Mara St. Suite 111
Point Edward, ON N0N 1G0

(Client), a Nevada Corporation, (ticker symbol: MGON), with reference to the following:

1. Conditions

i.	This Agreement will not take effect, and Consultant will have no obligation to provide any service whatsoever, unless and until CLIENT returns a signed copy of this Agreement to Consultant (either by mail or facsimile copy). CLIENT shall be truthful with Consultant in regard to any relevant material regarding CLIENT or the client’s project, verbally or otherwise, or this entire Agreement will terminate and all monies paid shall be forfeited without further notice.

ii.
Upon execution of this Agreement, Client agrees to cooperate with Consultant   in carrying out the purposes of this Agreement, keep Consultant informed of any developments of importance pertaining to Client's business and abide by this    Agreement in its entirety.

Recitals

A.
The Client desires to be assured of the services of the Consultant in order to avail itself of the Consultant’s experience, skills, knowledge, abilities and background in the fields of business development, stock promotion, financial consulting, investor relations, and Internet strategies that will increase investor's visibility in MGON.  The Client is therefore willing to engage the Consultant upon the terms and conditions set forth herein.

B.	The Consultant agrees to be engaged and retained by the Client upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Campaign and Compensation:   Campaign details

• La Jolla IPO, Inc. will provide the following services (collectively, the “Services”):

A.	Distribute all MGON press releases, audio interviews, and market updates by email to our network of over 800,000 double opt-in, database of targeted investors.

B.
Issue a NewsWire Release - circuits include a comprehensive investment community reach. NewsWire makes your press release available to more than 1,000,000 investment professionals, pension fund managers, institutional investors, analysts as well as savvy individual investors. By linking your news with 3 other stocks in your sector, it is assured your news is seen by the right people.

C.	Create SEO program to drive traffic to MGON Investor Fact Sheet via Google Adwords, Yahoo Overture, and a combination of banner ads on the Google placement network.

D.	Contact via email and telephone Consultant’s list of portfolio managers, traders, brokers, and analysts on behalf of MGON.

E.	Feature MGON in Internet Chat rooms with 6 dedicated chatroom representatives communicating daily 3 hours per day in stockhideout.com chat room.

F.	Dedicate 4 telephone representatives to make daily outbound telephone presentations on MGON to pre qualified stockmarket investors.

G.
Produce and distribute a MGON Investor Fact Sheet outlining recent news headlines, a client overview, a summary on industry trends, on over 150 investor website worldwide including our twitter and Facebook social network of investors

H.
Create and distribute a stockmarketmessenger.com and stockamplifier.com commentary which is sent to a proprietary opt-in database of accredited, qualified OTC investors as well as to the Stockmarketmessenger.com website subscribers;

I.	Dedicate 16 article writers to prepare daily financial articles and place them in over 150 targeted investor websites worldwide.

2. Compensation.

Compensation to Consultant for services not related to raising capital. The fees shown below shall be payable as follows: Due at inception of agreement 50,000 restricted shares (value based at $0.50) of OTC: MGON.  It is also herby agreed that Consultant may in good faith negotiate additional stock or cash on an as needed basis with a third party,  shareholder of the Client, or Client's affiliate to effectuate a stable liquid market for Client's project.

3. Term.

This Agreement shall be for a period of 3 months commencing June 28, 2010, and terminating September 28, 2010.

4. Exclusivity; Performance; Confidentiality.

The services of Consultant hereunder shall not be exclusive, and Consultant and its agents may perform similar or different services for other persons or entities whether or not they are competitors of Client.  Consultant shall be required to expend only such time as is necessary to service Client in a commercially reasonable manner.  Consultant acknowledges and agrees that confidential and valuable information proprietary to Client and obtained during its engagement by the Client, shall not be, directly or indirectly, disclosed without the prior express written consent of the Client, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential.  All such confidential information provided to Consultant by Client shall be clearly and conspicuously marked with the word “Confidential.”  Consultant may disclose Client’s confidential information pursuant to applicable law or regulations or by operation of law, provided that the Consultant may disclose only such information as is legally required.

5.  Non Guarantee.

Consultant makes no Guarantee that Consultant will be able to successfully market and in turn secure a loan or investment financing for Client, or to successfully procure such loan or investment within Client's desired timeframe or to guarantee that it will secure any loan or investment financing with a specific or minimum return, interest rate or other terms. Neither anything in this agreement to the contrary nor the payments of deposits to Consultant by Client pursuant to fee agreements for services not contemplated herein shall be construed as any such guarantee. Any comments made regarding potential time frames or anything that pertains to the outcome of Client's funding requests is an expression of opinion only. Client acknowledges and agrees it is not required to make exclusive use of Consultant for any services or documentation deemed necessary for the purpose of securing investments. Consultant has made no such demands in order for Client's project to be marketed under the terms of this agreement. Consultant holds no exclusive rights to the marketing of Client's project.

6. Non Circumvention.

In and for valuable consideration, Client hereby agrees that Consultant may introduce (whether by written, oral, data, or other form of communication) Client to one or more opportunities, including, without limitation, existing or potential investors, lenders, borrowers, trusts, natural persons, corporations, limited liability companies, partnerships, unincorporated businesses, sole proprietorships and similar entities (an ““Opportunity”” or ““Opportunities””).  Client further acknowledges and agrees that the identity of the subject Opportunities, and all other information concerning an Opportunity (including without limitation, all mailing information, phone and fax numbers, email addresses and other contact information) introduced hereunder are the property of Consultant, and shall be treated as confidential information by Client, its’ affiliates, officers, directors, shareholders, employees, agents, representatives, successors and assigns.  Client shall not use such information, except in the context of any arrangement with Consultant in which is directly and actively involved, and never without Consultant's prior written approval.  Client further agrees that neither it nor its employees, affiliates or assigns, shall enter into, or otherwise arrange (either for it/him/herself, or any other person or entity) any business relationship, contact any person regarding such Opportunity, either directly or indirectly, or any of its affiliates, or accept any compensation or advantage in relation to such Opportunity except as directly though Consultant, without the prior written approval of Consultant.  Consultant is relying on Client’s assent to these terms and their intent to be bound by the terms by evidence of their signature.  Without Client’s signed assent to these terms, Consultant would not introduce any Opportunity or disclose any confidential information to Client as herein described.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first written above.

Signature:

Name:	Edward Monet

La Jolla IPO, Inc

Date:	June 28, 2010

Signature:

Name:	Joel Gardner

Megola Inc.

Date:	June 28, 2010